CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2016, relating to the financial statements and financial highlights which appears in the September 30, 2016 Annual Report to Shareholders of AllianzGI Advanced Core Bond Portfolio, AllianzGI Best Styles Global Managed Volatility Portfolio, AllianzGI Discovery U.S. Portfolio and AllianzGI Global Small-Cap Opportunities Portfolio (each a fund of the AllianzGI Institutional Multi-Series Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 27, 2017